UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 14, 2016

AMERICAN MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35257	27-0855785
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 16th Street, Suite 310 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (720) 457-6060
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

Effective June 14, 2016, Ms. Rose Robeson resigned her position as a member of the Board of Directors (the “Board”) of American Midstream GP, LLC (the “Company”), the general partner of American Midstream Partners, LP. Prior to her resignation, Ms. Robeson was a member of the Audit Committee of the Board. Ms. Robeson's decision to resign did not involve any disagreement with the Company, the Company’s management, the Board or any committee of the Board.

On June 14, 2016, pursuant to the Third Amended and Restated Limited Liability Company Agreement of the Company, as amended, Mr. Peter Fasullo was appointed to the Board.  Mr. Fasullo has 40 years of experience in the midstream and refining industries and currently serves as a Principal of En*Vantage, Inc., a leading energy investment and strategic management consulting firm.  Mr. Fasullo co-founded En*Vantage, Inc., in March 1999, an energy investment and strategic management consulting firm that provides advisory services to energy and financial companies, having advised more than 300 clients in the energy and financial industries. Prior to forming En*Vantage, Mr. Fasullo was with Valero Energy in various executive management positions in Valero’s midstream and refining businesses from 1983 to 1997. Shortly thereafter, Mr. Fasullo was hired to lead MAPCO Inc.’s corporate and business development department and helped merge MAPCO into the Williams Companies in 1998. From 1976 to 1980, Mr. Fasullo was a process engineer with M.W. Kellogg and from 1980 to 1983, he was a market consultant with PACE Consultants and Engineers advising midstream and refining companies. Mr. Fasullo earned a Bachelor of Arts and a Master of Chemical Engineering degree from Rice University, and a MBA from the University of Houston. The Company believes that Mr. Fasullo’s more than 30 years of experience in the energy industry provide him with the necessary skills to be a member of the Board.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No	Description
99.1	Press Release dated June 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Midstream Partners, LP

By: American Midstream GP, LLC
its General Partner

	By:	/s/ Daniel C. Campbell
	Name:	Daniel C. Campbell
	Title:	Senior Vice President and Chief Financial Officer

Date:	June 20, 2016